                                                                       EXHIBIT 5



                                  June 10, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:   PMT Services, Inc.
          Registration Statement on Form S-8

Ladies and Gentlemen:

    We are acting as counsel to PMT Services, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 400,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"). We have examined the Company's Amended and Restated Charter, as amended to date, its Bylaws as amended to date, the record of proceedings of its shareholders and directors, and the Registration Statement. We have also examined and relied upon such other records, documents and instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

    Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the 1994 Incentive Stock Plan, as amended and restated, will be duly and validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,


                              Waller Lansder Dortch & Davis, PLLC